Exhibit 99.1

Zoom Telephonics Reports Results for the Second Quarter of 2011

Boston, MA, August 2, 2011 –Zoom Telephonics, Inc. (OTCBB: ZMTP), a leading producer of modems and other communication products, today reported net sales of $3.2 million for the second quarter ended June 30, 2011, down 9.6% from $3.5 million for the second quarter of 2010.  Zoom reported a net loss of $326 thousand or $0.06 per share for Q2 2011, compared to a net loss of $162 thousand or $0.08 per share for Q2 2010.

Gross profit was $749 thousand or 23.6% of net sales in Q2 2011, down from $900 thousand or 25.7% of net sales in Q2 2010.  The decrease in gross profit was due to lower sales and lower gross margin.  The decrease in gross margin was primarily due to a shift in sales mix toward lower-margin products and the lower absorption of fixed overhead expenses resulting from lower sales.

Operating expenses were $1.15 million or 36.2% of net sales in Q2 2011, up from $1.06 million or 30.3% of net sales in Q2 2010.  Selling expenses rose as freight costs jumped due to significantly higher shipments to one major retailer, and as expenses increased for search-related advertising.  G&A expenses rose primarily due to a one-time favorable insurance liability reduction in Q2 2010, which was partially offset by a significant decline in personnel costs from Q2 2010 to Q2 2011.  R&D expenses dropped primarily due to lower personnel costs, which were partially offset by significant cost increases relating to new product certifications.

Zoom’s cash balance on June 30, 2011 was $0.9 million, down $86 thousand from December 31, 2010. Zoom’s $0.6 million loss for the first half of 2011, $0.2 million increase in inventory, and $0.3 million increase in accounts receivable decreased cash, and Zoom’s $1.0 million increase in current liabilities increased cash.  Zoom’s current ratio was 2.5 on June 30, 2011.  Zoom has no long-term debt.

“While there were some encouraging developments in Q2 2011, we were disappointed by the quarter’s loss,” said Frank Manning, Zoom’s President and CEO.  “We introduced a new wireless-N cable modem/router at some of our major retailers, and we are pleased with initial sell-through and strong customer reviews.  We also expanded our dial-up modem shelf space at Walmart, and sales there are good.  We placed mobile broadband routers at two major retailers, and we are hoping that recent support of the iPhone and some other smart phones will improve sell-through of these products.  The quarter was hurt by one supplier’s inability to deliver our top ADSL modem during the quarter, but this problem has recently been fixed.  Sales in the USA rose from Q2 2010 to Q2 2011, but sales outside the USA declined. We are hoping that some of our new products, including an ADSL wireless-N modem/router that we expect to begin shipping in Q3 2011, will help us to turn things around outside the USA.  We continue to work on new products, including a line of home monitoring products that we hope to begin shipping in early 2012.”

Zoom has scheduled a conference call for Wednesday, August 3 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958.  The conference ID is 88349267.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q2, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

Exhibit 99.1

About Zoom Telephonics

Zoom Telephonics, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston and the UK. For more information about Zoom and its products, please see www.zoomtel.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions, including statements relating to Zoom’s new products.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the need for additional funding which Zoom may be unable to obtain; Zoom’s ability to continue as a going concern; declining demand for certain of Zoom’s products; Zoom’s reliance on limited number of customers for sale of its products; fluctuations in the foreign currency exchange rate in relation to the U.S. dollar; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Exhibit 99.1

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets
In thousands
(Unaudited)

	6/30/11	12/31/10

ASSETS

Current assets:

Cash	$924	$1,010
Marketable securities	193	329
Accounts receivable, net	1,397	1,079
Receivables, other	150	166
Inventories	2,953	2,714
Prepaid expenses and other	217	173

Total current assets	5,834	5,471

Property and equipment, net	30	43
Total assets	$5,864	$5,514

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,966	$911
Accrued expenses	327	346

Total current liabilities	2,293	1,257

Total liabilities	2,293	1,257

Stockholders’ equity:

Common stock and additional paid-in capital	33,498	33,443
Accumulated other comprehensive income (loss)	252	382
Retained earnings (accumulated deficit)	(30,179)	(29,568)

Total stockholders’ equity	3,571	4,257

Total liabilities & stockholders’ equity	$5,864	$5,514

Exhibit 99.1

ZOOM TELEPHONICS, INC.
Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/11	6/30/10	6/30/11	6/30/10

Net sales	$3,166	$3,500	$5,974	$5,994
Cost of goods sold	2,417	2,600	4,417	4,330

Gross profit	749	900	1,557	1,664

Operating expenses:
Selling	582	500	1,119	948
General and administrative	290	266	607	639
Research and development	274	294	512	599
Total operating expenses	1,146	1,060	2,238	2,186

Operating profit (loss)	(397)	(160)	(681)	(522)

Other income (expense), net	72	(2)	71	62

Income (loss) before income taxes	(325)	(162)	(610)	(460)

Income tax expense (benefit)	1	—	1	—

Net income (loss)	$(326)	$(162)	$(611)	$(460)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.06)	$(0.08)	$(0.11)	$(0.23)
Diluted Earnings (loss) per share	$(0.06)	$(0.08)	$(0.11)	$(0.23)

Weighted average number of shares outstanding:

Basic	5,451	1,981	5,451	1,981
Diluted	5,451	1,981	5,451	1,981